Exhibit 99

Public Relations: Bob Irelan
Telephone: 713/267-3722

Investor Relations: Scott Lamb
Telephone: 713/267-3826



                                                            October 7, 1996


         KAISER ALUMINUM & CHEMICAL CORPORATION ANNOUNCES PROPOSED
             RULE 144A OFFERING OF $175 MILLION OF SENIOR NOTES


               HOUSTON, Texas, October 7, 1996 -- Kaiser Aluminum & Chemical Corporation (KACC), the operating subsidiary of Kaiser Aluminum Corporation (KAC), announced today that it proposes to make a Rule 144A offering of $175 million principal amount of senior notes due 2006.
               KACC expects to use the proceeds from the offering to pay down revolving credit debt and for general corporate purposes, including capital spending projects.
               The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
               KACC is one of the world's leading producers of alumina, primary aluminum, and semi-fabricated aluminum products, and is a major supplier of alumina and primary aluminum in the domestic and international markets. It is a wholly owned subsidiary of KAC (NYSE:KLU). MAXXAM Inc. (ASE:MXM) holds approximately 62 percent of KAC on a fully diluted basis.

                                   F-713